UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 4, 2020

Denali Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38311	46-3872213
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
161 Oyster Point Blvd.
South San Francisco, California 94080
(Address of principal executive offices, including zip code)

(650) 866-8548
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last reports)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DNLI	NASDAQ Global Select Market

Item 1.01     Entry into a Material Definitive Agreement.
Denali Therapeutics Inc. (“Denali”) entered into a Definitive LRRK2 Collaboration and License Agreement (“LRRK2 Agreement”) with Biogen, Inc.’s subsidiaries, Biogen MA, Inc. (“BIMA”) and Biogen International GmbH (“BIG”) (BIMA and BIG, collectively, “Biogen”) on October 4, 2020 and a Right of First Negotiation, Option and License Agreement (the “ROFN and Option Agreement”) on October 6, 2020. The material terms of the LRRK2 Agreement and the ROFN and Option Agreement are consistent with, and supersede, the Provisional Collaboration and License Agreement between Denali and Biogen dated August 5, 2020 (the “Provisional Agreement”), the terms of which were disclosed in Denali’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2020.
Upfront Payment
Under the LRRK2 Agreement and the ROFN and Option Agreement, Biogen is obligated to pay Denali an aggregate of $560 million in upfront payments. In addition, a separate stock purchase agreement between Denali and BIMA was signed on August 5, 2020 and closed on September 22, 2020, under which BIMA purchased 13,310,243 shares of Denali’s common stock (the “Shares”) for an aggregate purchase price of approximately $465.0 million.
LRRK2 Agreement
Under the LRRK2 Agreement, Denali granted to Biogen a co-exclusive license under Denali’s intellectual property related to small molecule inhibitors of leucine-rich repeat kinase 2 (“LRRK2”), and Denali and Biogen will co-develop such inhibitors worldwide for Parkinson’s disease and will co-commercialize products containing such inhibitors in the United States and China, with shared responsibility for worldwide development costs, as well as sharing of profits and losses in the United States and China.
The material terms of the LRRK2 Agreement are consistent with the Provisional Agreement, including without limitation the maximum aggregate milestone payments and royalty payments that Biogen is obligated to pay to Denali, and the cost-profit sharing arrangement between Denali and Biogen, as disclosed in Denali’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2020.
ROFN and Option Agreement
Under the ROFN and Option Agreement, Denali granted to Biogen an exclusive option to license two preclinical programs leveraging Denali’s transport vehicle (“TV”) technology platform, one of which programs is for products directed to amyloid beta and the other for an undisclosed target, as well as a right of first negotiation with respect to two of Denali’s TV-enabled therapeutics programs in the field of Alzheimer’s disease, Parkinson’s disease, amyotrophic lateral sclerosis and multiple sclerosis (excluding all small molecule, gene therapy and oligonucleotide programs) should Denali decide to seek a collaboration for such programs.
With respect to the options granted by Denali to Biogen, Biogen is obligated to pay to Denali an aggregate of up to $270 million in option exercise and development milestone payments and an aggregate of up to $615 million in commercial milestone payments, following the achievement of certain prespecified milestone events and if Biogen exercises both of its options. Furthermore, Biogen is obligated to pay to Denali royalties in the mid-single digit to mid-teens percentages, depending on the program for which Biogen exercises its option and upon the achievement of certain sales thresholds.
In addition, if Biogen exercises its right of first negotiation with respect to an eligible Denali program, the parties are obligated to negotiate in good faith for a specified period of time regarding the financial and other terms of an agreement pursuant to which Biogen would obtain rights to such program.
The foregoing descriptions of the LRRK2 Agreement and the ROFN and Option Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the LRRK2 Agreement and the ROFN and Option Agreement, as applicable, both of which Denali intends to file as an exhibit to a subsequent filing with the Securities and Exchange Commission.

Item 7.01     Regulation FD Disclosure.
On October 7, 2020, Denali issued a press release announcing the signing of the LRRK2 Agreement and the ROFN and Option Agreement and the closing of the related common stock purchase agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
The information furnished in this Item 7.01 and Item 9.01 (including Exhibits 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 8.01     Other Events.

On September 22, 2020, Denali closed the previously announced sale of 13,310,243 Shares to Biogen for an aggregate purchase price of approximately $465.0 million. The Shares were issued pursuant to a stock purchase agreement between Denali and BIMA dated August 5, 2020, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2020.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 7, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENALI THERAPEUTICS INC.

Date:	October 7, 2020	By:	/s/ Steve E. Krognes
Steve E. Krognes
Chief Financial Officer and Treasurer